Exhibit 99.1

Fushi Copperweld Announces Pricing of Follow-on Public Offering

Dalian, China, January 26, 2010 – Fushi Copperweld, Inc., (the “Company”) (NasdaqGS: FSIN), a leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced the pricing of an underwritten public follow-on offering of 6.5 million shares of its common stock at a price of $8.00 per share.

The Company will receive aggregate net proceeds of approximately $48.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, not including the over-allotment option. The Company intends to use approximately $39.7 million of the net proceeds from the offering to repay indebtedness. It will use the remaining proceeds for working capital and other general corporate purposes, which may include, among other things, the expansion of its existing capacity and potential acquisitions. The Company expects to close the transaction on or about February 1, 2010, subject to customary conditions.

Jefferies & Company, Inc. acted as sole book-running manager for the offering. Roth Capital Partners, LLC served as co-lead manager, and Rodman & Renshaw, LLC served as co-manager.  In connection with this offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of common stock.

The shares are being sold under the Company’s existing shelf registration statement (File No, 333 - 160449), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 15, 2010.  Any offer of the shares will be made exclusively by means of a base prospectus, and a prospectus supplement filed with the SEC.  When available, the base prospectus and final prospectus supplement relating to the offering may be obtained by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, N.Y. 10022.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fushi Copperweld, Inc.

Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co., Ltd., and Copperweld Bimetallics, LLC, is a leading manufacturer and innovator of copper-cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: www.fushicopperweld.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Nathan J. Anderson
Vice President of Investor Relations
Fushi Copperweld, Inc.
Email: IR@fushicopperweld.com This e-mail address is being protected from spambots. You need JavaScript enabled to view it
Tel: (+1) 931.433.0482